SHILOH INDUSTRIES REPORTS THIRD-QUARTER FISCAL 2018 RESULTS

VALLEY CITY, Ohio, September 7, 2018 (BUSINESS WIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise, and vibration solutions to the automotive, commercial vehicle and other industrial markets, today reported financial results for its fiscal 2018 third-quarter and nine months ended July 31, 2018.

Third-Quarter 2018 Highlights (compared to Third Quarter 2017):

•	Revenues increased 14.8% to $294.9 million.

•	Gross profit increased 12.7% to $32.9 million.

•	Net income increased $13.0 million to $11.1 million or 47 cents per diluted share.

•	Adjusted EBITDA increased 20.6% to $22.2 million, for a margin of 7.5%.

First Nine Months 2018 Highlights (compared to First Nine Months 2017):

•	Revenues increased 8.0% to $839.9 million.

•	Gross profit increased 6.3% to $92.3 million.

•	Net income increased $19.7 million to $19.9 million or 85 cents per diluted share.

•	Adjusted EBITDA increased 3.0% to $59.1 million, for a margin of 7.0%.

"Shiloh’s third-quarter success continues to demonstrate the increasing demand for our innovative lightweight products," said Ramzi Hermiz, president and chief executive officer. "Our product solutions enable OEMs to reduce on-vehicle weight without compromising strength, safety or performance and also assist our customers minimize the impact of increased costs associated with tariffs and commodity pricing."

2018 Outlook
Shiloh is maintaining its fiscal 2018 guidance:

•	Adjusted EBITDA range of $73 million to $76 million.

•	Adjusted EBITDA margin range of 7.0% to 7.2%.

•	Capital expenditures range of 4% to 5% of revenue.

Shiloh to Host Conference Call Today at 8:00 A.M. ET
Shiloh will host a conference call on Friday, September 7, 2018 at 8:00 A.M. Eastern Time to discuss Shiloh's third-quarter 2018 financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh third-quarter 2018 financial results conference call. A replay will be available after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13682900. The replay will be available until September 28, 2018. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Shiloh's website at www.shiloh.com.

Investor Contact:
For inquiries, please contact our Investor Relations department at: 1-330-558-2601 or at investors@shiloh.com.

About Shiloh Industries, Inc.

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market. Shiloh designs and manufactures products within body structure, chassis and propulsion systems. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore® acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has over 4,200 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements

Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in our expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products;

(8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under our outstanding indebtedness; (19) changes to tariffs or trade agreements, or the imposition of new tariffs or trade restrictions imposed on steel or aluminum materials which we use, including changes related to tariffs on automotive imports; (20) pension plan funding requirements; and (21) other factors besides those listed here could also materially affect our business. See "Part II, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017 and "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2018 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.
Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA ," "adjusted EBITDA margin" and "adjusted earnings per share." We define EBITDA as net income before interest, taxes, depreciation and amortization. We define adjusted EBITDA as net income before interest, taxes, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share excludes certain income and expense items as shown in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted Earnings Per Share Reconciliation	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017
Net income (loss) per common share (GAAP)
Diluted	$0.47	$(0.11)	$0.85	$0.01
Tax items (1)	(0.33)	—	(0.10)	—
Tax Cuts and Jobs Act, impact	—	—	(0.14)	—
Restructuring	0.06	—	0.16	—
Tax valuation reserve	—	0.13	—	0.13
Amortization of intangibles	0.02	0.02	0.06	0.06
Asset impairment	—	—	—	0.03
Marketable securities	0.01	0.03	0.01	0.03
Legal and professional fees	—	—	0.01	0.13
Adjusted diluted earnings per share (non-GAAP)	$0.23	$0.07	$0.85	$0.39
(1) For the three months ended July 31, 2018, there was a $2,300 benefit related to a return to provision due to a change in estimate and a $5,500 benefit based on adjusting the estimated annual tax rate. For the nine months ended July 31, 2018, there was a $2,300 benefit related to a return to provision due to a change in estimate.

Adjusted EBITDA Reconciliation	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017
Net income (loss) (GAAP)	$11,052	$(1,982)	$19,935	$229
Depreciation and amortization	12,361	10,846	33,775	30,946
Interest expense, net	3,208	3,784	8,185	12,794
Provision (benefit) for income taxes	(7,014)	4,439	(9,854)	6,686
EBITDA (non-GAAP)	19,607	17,087	52,041	50,655
Restructuring	1,965	—	4,962	—
Legal and professional fees	—	—	367	3,535
Stock compensation expense	515	555	1,557	1,372
Asset impairment	—	—	—	915
Marketable securities	154	803	154	873
Adjusted EBITDA (non-GAAP)	$22,241	$18,445	$59,081	$57,350
Adjusted EBITDA margin (non-GAAP)	7.5%	7.2%	7.0%	7.4%

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	July 31, 2018	October 31, 2017

	(Unaudited)
ASSETS:
Cash and cash equivalents	$17,276	$8,736
Accounts receivable, net	193,135	188,664
Related-party accounts receivable	395	759
Prepaid income taxes	9,905	338
Inventories, net	75,115	61,812
Prepaid expenses and other assets	45,615	34,212
Total current assets	341,441	294,521
Property, plant and equipment, net	313,806	266,891
Goodwill	28,175	27,859
Intangible assets, net	15,480	15,025
Deferred income taxes	5,749	6,338
Other assets	10,572	7,949
Total assets	$715,223	$618,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$818	$2,027
Accounts payable	173,162	166,059
Other accrued expenses	64,686	46,171
Accrued income taxes	952	1,628
Total current liabilities	239,618	215,885
Long-term debt	237,331	181,065
Long-term benefit liabilities	20,674	21,106
Deferred income taxes	6,000	9,166
Other liabilities	2,518	3,040
Total liabilities	506,141	430,262
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at July 31, 2018 and October 31, 2017, respectively	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 23,404,906 and 23,121,957 shares issued and outstanding at July 31, 2018 and October 31, 2017, respectively	234	231
Paid-in capital	113,946	112,351
Retained earnings	144,269	117,976
Accumulated other comprehensive loss, net	(49,367)	(42,237)
Total stockholders’ equity	209,082	188,321
Total liabilities and stockholders’ equity	$715,223	$618,583

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2018	2017	2018	2017
Net revenues	$294,883	$256,847	$839,889	$777,816
Cost of sales	262,003	227,683	747,616	691,044
Gross profit	32,880	29,164	92,273	86,772
Selling, general & administrative expenses	22,773	21,233	66,159	63,080
Amortization of intangible assets	607	565	1,767	1,694
Asset impairment, net	—	—	—	41
Restructuring	1,965	—	4,962	—
Operating income	7,535	7,366	19,385	21,957
Interest expense	3,209	3,785	8,194	12,797
Interest income	(1)	(1)	(9)	(3)
Other expense, net	289	1,125	1,119	2,248
Income before income taxes	4,038	2,457	10,081	6,915
Provision (benefit) for income taxes	(7,014)	4,439	(9,854)	6,686
Net income (loss)	$11,052	$(1,982)	$19,935	$229
Income (loss) per share:
Basic earnings (loss) per share	$0.47	$(0.11)	$0.86	$0.01
Basic weighted average number of common shares	23,278	18,559	23,202	18,048
Diluted earnings (loss) per share	$0.47	$(0.11)	$0.85	$0.01
Diluted weighted average number of common shares	23,453	18,559	23,341	18,073

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Nine Months Ended July 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,935	$229
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,775	30,946
Asset impairment, net	—	41
Restructuring	672	—
Amortization of deferred financing costs	935	2,495
Deferred income taxes	(2,251)	7,202
Stock-based compensation expense	1,557	1,372
Loss on sale of assets	2,300	474
Other than temporary impairment on marketable securities	154	695
Changes in operating assets and liabilities:
Accounts receivable	18,599	30,260
Inventories	(2,656)	(698)
Prepaids and other assets	(4,884)	6,191
Payables and other liabilities	(6,989)	(6,810)
Accrued income taxes	(10,266)	(2,879)
Net cash provided by operating activities	50,881	69,518
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(38,668)	(32,564)
Sale of joint venture	—	1,170
Acquisitions, net of cash required	(62,481)	—
Proceeds from sale of assets	2,696	7,515
Net cash used in investing activities	(98,453)	(23,879)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(667)	(646)
Proceeds from long-term borrowings	218,300	117,700
Repayments of long-term borrowings	(161,793)	(196,984)
Payment of deferred financing costs	(105)	(221)
Proceeds from exercise of stock options	41	78
Proceeds from the issuance of common stock	—	40,236
Net cash provided by (used in) financing activities	55,776	(39,837)
Effect of foreign currency exchange rate fluctuations on cash	336	(227)
Net increase in cash and cash equivalents	8,540	5,575
Cash and cash equivalents at beginning of period	8,736	8,696
Cash and cash equivalents at end of period	$17,276	$14,271

Supplemental Cash Flow Information:
Cash paid for interest	$7,661	$10,305
Cash paid for income taxes	2,779	1,538

Non-cash Activities:
Capital equipment included in accounts payable	$2,201	$3,554